Exhibit 99.1

Dear Casino Magic Employee,

Hurricane Katrina was certainly one of the worst natural disasters our country has ever experienced. The Pinnacle family has been deeply affected and our thoughts are with you, your family, and the communities that are suffering through this disaster.

At this point, we have been able to locate 851 of the 1,040 employees we had as of August 29, 2005. To date, we have no confirmed deaths among our employees. Some, however, may have lost family members. Many had extensive or catastrophic damage to their homes.

Our casino also suffered catastrophic damage. The barge snapped from its moorings and blew several hundred feet inland. According to our construction advisors, it is a total loss.

Likewise, the land-based building has been severely damaged. The lower levels of our parking garage incurred heavy damage, and the hotel tower above our garage lost much of its exterior skin. We are rushing to enclose and dehumidify the tower to salvage what we can, but the damage is clearly considerable. We are currently assessing whether the building is a total loss.

“Casino Magic Biloxi” was both a building and a caring, hardworking staff that brought life to the structure. We want to thank you for having been part of the Casino Magic family. Unfortunately, it will take a great deal of work and be a long time before we will be able to accommodate our customers at the property. As a result, we must reduce the workforce and need to inform you of your layoff status. This is a necessary and difficult business decision. By taking action now and providing severance pay, we hope to assist you in moving ahead in qualifying for government aid and/or seeking new employment.

The rebuilding process will be different for each person. To assist, Pinnacle Entertainment is offering to provide all employees who have contacted the company since the storm with severance assistance that reflects the following decisions:

1.	All full-time and part-time employees will receive a minimum of four weeks’ severance pay. One week of this was included in the September 9 paycheck. The balance is being paid on September 23, either through direct deposit or paycheck, however you ordinarily receive your pay.

2.	In addition to the minimum severance, all full-time and part-time employees will also receive one additional week’s base pay for each full year of service. For example, a ten-year employee will receive 14 weeks of severance. One week of this was in the September 9 paycheck; the other weeks (13 under the example) will be paid on September 23.

3.	Temporary employees will receive a total of three weeks’ pay. One week of this was received on September 9 and the balance will be received on September 23.

4.	Severance pay will be computed on the basis of average weekly base pay for the six weeks prior to Hurricane Katrina. For someone who worked at Casino Magic for less than six weeks, severance will be calculated based on average weekly base pay during the period employed.

5.	All employees currently enrolled in our health benefits program will continue to receive those benefits through November 30.

6.	The September 23 pay will also include the value of all accrued but unused Paid Time Off (PTO) of each employee.

7.	All laid-off employees will be eligible to apply to participate in services offered by the Pinnacle Workforce Retraining Program, detailed below.

8.	We are establishing a Pinnacle Employee Emergency Relief Fund, which will initially be funded with approximately $100,000. If your financial needs are extreme, we suggest you contact the Biloxi Human Resources office to see if we might be able to provide some additional assistance once the fund has been established.

9.	If you have a family member receiving a Pinnacle Scholarship this year, the scholarship will remain in place for this school year, even though you are no longer an employee.

10.	Not all employees are being laid off. A significant portion of the Security Department, for example, is still needed to provide security and is expected to continue to report to work.

To further assist you with this transition and to respond to your questions, we have opened a Casino Magic Biloxi Office located at 6616 N. Washington Avenue, Unit F, Ocean Springs, MS 39564. Staff is available Monday through Friday between 10:00 a.m. and 4:00 p.m. to answer your questions regarding severance and the job service training opportunities available, as well as potential job opportunities available at other Pinnacle properties. Our emergency telephone help desk is also still available at 1-800-665-8738.

Change is difficult. In this case, change is being forced upon us by Hurricane Katrina. We have been talking with contractors and subcontractors for the rebuilding of our property. It is clear to us that there will be numerous jobs available in the Gulf Region in the months ahead, but these jobs will largely be construction-related, rather than service-related. We know that many and perhaps most of our employees are ready and able to do those jobs, especially if they can be provided some basic training for the construction environment.

Hence, we are making training courses available to you beginning October 3 for various jobs that might be available in the construction environment. Registration and information shall be available at the new Casino Magic office in Oceans Springs during the week of September 27-30. Those who are not in the Biloxi area may obtain information and register via the emergency telephone help desk. These courses are being made available to Casino Magic Biloxi employees at no charge. We hope that this enables most or all of our employees to find work in the construction field during the period of rebuilding in Biloxi.

We also intend to arrange for our General Contractor to preferentially interview and consider for employment our Casino Magic Biloxi employees. It may take several months, however, for this process to get underway. The competitive and regulatory environment is also changing. While we currently hope to rebuild, it is possible that regulatory changes, competitive conditions or other factors could cause us at some future date to decide not to rebuild. As much as we would like to hold the Casino Magic Biloxi family together for the long term, we must encourage each employee to make the best decision for themselves and their families and seek other employment without waiting for any reconstruction by Pinnacle to begin.

The Gulf Coast will, of course, rebuild. We hope to rebuild as well, with a like-new facility that will be just as friendly and inviting as what we had. When we do, we hope you will consider coming back to work with us again.

Sincerely,

Dan Lee	Terry Schneider

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